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                                                                     Exhibit 8.3




                                                                     TX010570040

The Directors,
Shire Pharmaceuticals Group plc,                                     AYB/LAW
East Anton,
Andover,
Hampshire,
SP10 5RG,
England






                                                    28th February, 2001

Dear Sirs,

INTRODUCTION
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1.    We have acted as English legal advisers to you (the "Company") in connection with the Registration Statement on Form S-4 of even date with this letter (the "Form S-4") relating to the proposed issue of ordinary shares of nominal value of five pence each in the capital of the Company (the "Shares").

2. This letter may be relied upon only by you and may be used only in connection with the issue of the Shares. Neither its contents not its existence may be disclosed to any other person unless we have given our prior written consent or as set out below.

SCOPE
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3.    This opinion is confined to matters of United Kingdom law and Inland
      Revenue practice as at the date hereof. Accordingly, we have not made any investigation of, and do not express any opinion on, the tax law of any jurisdiction other than the United Kingdom. In particular, we express no opinion on European


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Shire Pharmaceuticals Group Plc,    2



      Community law as it affects any jurisdiction other than the United
      Kingdom.

4. We have examined copies of the documents mentioned herein. We have not undertaken any exercise which is not described in this letter.

DOCUMENTS EXAMINED
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5.    For the purposes of this opinion we have examined and relied upon the following documents:-

      (A)   a copy of the Form S-4;

      (B) a copy of the merger agreement dated as of 10th December, 2000 among the Company, BioChem Pharma Inc. and Shire Acquisition Inc. (previously 3829341 Canada Inc.) (the "Merger Agreement"); and

      (C) a copy of Proof 8 of the draft circular dated 28th February, 2001 a final version of which is to be issued to the Company's shareholders comprising a circular and listing particulars prepared in accordance with the listing rules made under section 142 of the Financial Services Act 1986 (the "Circular").

ASSUMPTIONS
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6.    In giving this opinion, we have assumed:-

      (A) that the statements contained in the Form S-4, the Merger Agreement and the Circular are complete and accurate as at the date of this opinion;

      (B) that words and phrases used in the Form S-4, the Merger Agreement and the Circular have the same meaning and effect as they would if those documents were governed by English law and there is no provision of any law (other than English law) which would affect anything in this opinion letter;

      (C) that the forms of the final Form S-4 and the Merger Agreement provided to us are true copies;


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Shire Pharmaceuticals Group Plc,    3



      (D) the authenticity, completeness and conformity to original documents of all copy documents examined by us;

      (E) that, where a document has been examined by us in draft form, it has been or will be signed and/or given final approval in the form of that draft; and

      (F) that no other event occurs after the date hereof which would affect the opinions herein stated.

OPINION
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7.    We are of the opinion that, relying on the assumptions listed in paragraph
      6, the discussion set forth under the heading "Tax Considerations
      Regarding Exchangeable Shares, Ordinary Shares and ADSs" in the Form S-4, insofar as it relates to United Kingdom law and Inland Revenue practice, is a fair reflection of the material United Kingdom tax laws and Inland Revenue practice referred to therein.

CONSENT
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8.    We hereby consent to the disclosure of this opinion letter as an exhibit to the Form S-4 and its consequent filing with the SEC.

                                Yours faithfully,


                                /s/ SLAUGHTER AND MAY